Exhibit 10.2

November 28, 2007

Melvin L. Keating

President & CEO, Alliance Semiconductor

2900 Lakeside Drive, Suite 229

Santa Clara, CA. 95054

Re:	Integrated Silicon Solution, Inc. (“ISSI” or the “Company”)

Dear Mel:

This letter is intended to reflect our recent discussions. To confirm your agreement to the matters herein, please sign and return this letter to me.

1) As approved by the ISSI Board of Directors on November 27, 2007, the Company plans to purchase up to $70.0 million of its common stock in a “fixed price” tender offer at $7.00 per share (the “Tender Offer”) pursuant to tender offer materials to be filed by the Company with the Securities and Exchange Commission no later than December 7, 2007 (the “Tender Offer Materials”).

2) Effective upon the closing of the Tender Offer where the Company has purchased and paid for all shares tendered at $7.00 up to $70.0 million (the “Tender Offer Closing”), you hereby agree to resign from the Board of Directors of ISSI. Such resignation will be disclosed in the Tender Offer Materials.

You and ISSI agree that either party may make the contents of this letter public in order to comply with applicable federal and state securities laws.

Regards,

Integrated Silicon Solution, Inc.

/s/ Jimmy S.M. Lee
Jimmy S.M. Lee, Chairman and CEO

Accepted and agreed to:

By:	/s/ Melvin L. Keating
Melvin L. Keating